Exhibit 99.1

SGI ANNOUNCES NEW PRESIDENT AND CEO JORGE LUIS TITINGER

Twenty Five Year Tech Veteran and Former CEO of Verigy Joins Technical Computing Leader

FREMONT, Calif. - February 23, 2012 - SGI (NASDAQ: SGI), the trusted leader in technical computing, today announced the appointment of Jorge Luis Titinger as SGI's president and chief executive officer and a member of the Board of Directors effective on February 27, 2012. Mr. Titinger brings more than 25 years of relevant industry experience to his new role having previously served as CEO of Verigy Ltd. Mr. Titinger replaces Ronald D. Verdoorn, SGI's chairman of the board, who has served as interim CEO of SGI since January 1, 2012.

“We welcome Jorge's experience and leadership to the SGI community,” said Mr. Verdoorn. “In his new role as chief executive, he will be responsible for delivering against our updated 2012 guidance, improving gross margins, and returning the company to profitable growth. His results-oriented approach and ability to think strategically will play a pivotal role in extending our track record of innovation, while helping us grow profitability.

“SGI is at the forefront of technical computing. The most influential researchers and greatest companies from Prof. Stephen Hawking to Total are using SGI systems to find answers to the world's toughest challenges,” said Titinger. “I am excited to be part of the new SGI, building on one of Silicon Valley's great brands and fully exploiting the opportunities in HPC, Big Data and the Cloud. With the mountains of data and the need for more advanced analysis growing, more and more enterprises require the speed and scale SGI delivers.”

Mr. Titinger has experience in leading and transitioning companies to make them world leaders within their industries. Prior to Verigy, Mr. Titinger served as senior vice president of FormFactor, Inc.'s Product Business Groups. Before joining FormFactor, he held several executive leadership positions at KLA-Tencor Corporation, the leading supplier of process control and yield management solutions for semiconductor and related microelectronics industries. Earlier in his career, Mr. Titinger was vice president of Global Operations within business and product divisions at Applied Materials. He also served in vice president and director positions at leading technology organizations including Hewlett-Packard.

Mr. Titinger earned bachelor's and master's degrees in Electrical Engineering as well as a master's in Engineering Management from Stanford University. He currently serves as Board vice president of the Hispanic Foundation of Silicon Valley.

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Contact Information:
SGI Investor Relations
Ben Liao
510-933-8430
bliao@sgi.com

Ogilvy Public Relations
Meghan Fintland
415-677-2704
sgimedia@ogilvy.com
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